As filed with the Securities and Exchange Commission on March 28, 2011
Registration No. 333-167763

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Crucell N.V.
(Exact name of Registrant as specified in its charter)
Crucell N.V.
(Translation of Registrant’s name into English)
The Netherlands
(State or other jurisdiction of incorporation or organization)
Not Applicable
(I.R.S. Employer Identification Number)
Archimedesweg 4-6, 2333 CN, Leiden, The Netherlands
(+31)(0)-71519-9100
(Address and telephone number of Registrant’s principal executive offices)
CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
Telephone: (212)-894-8940
(Address and telephone number of agent for service)
Copy to:
Pierre-Marie Boury, Esq.
Cleary Gottlieb Steen & Hamilton LLP
City Place House, 55 Basinghall Street
London, England EC2V 5EH
(+44)(207)-614-2380
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

DEREGISTRATION OF UNSOLD SECURITIES
SIGNATURES

DEREGISTRATION OF UNSOLD SECURITIES
     This Post-Effective Amendment No. 1 relates to the Automatic Shelf Registration Statement on Form F-3 (File No. 333-167763) (the “Registration Statement”) of Crucell N.V. (the “Registrant”) pertaining to the Registrant’s ordinary shares, par value €0.24 (“Ordinary Shares”), which may be represented by American depositary shares (“ADSs”), each of which represents one Ordinary Share, which was filed with the Securities and Exchange Commission and became effective on June 25, 2010.
     On March 8, 2011, the Registrant announced its intention to delist its ADSs from the NASDAQ Global Market Select and that this delisting would be followed by an application to deregister and terminate its reporting obligations under the Securities Exchange Act of 1934, as amended.
     As a result and pursuant to the Registrant’s undertaking in Item 10 of Part II of this Registration Statement, the Registrant hereby withdraws this Registration Statement, including all amendments and exhibits thereto, with respect to the unsold portion of securities registered hereon.

SIGNATURES OF CRUCELL N.V.
     Pursuant to the requirements of the Securities Act of 1933, Crucell N.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leiden, The Netherlands, on March 28, 2011.

CRUCELL N.V.
By:	/s/ Leonard Kruimer
	Name:	Leonard Kruimer
	Title:	Chief Financial Officer

Power of Attorney
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mr. René Beukema his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, acting individually, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ronald H.P. Brus Ronald H.P. Brus	President and Chief Executive Officer	March 28, 2011

/s/ Leonard Kruimer Leonard Kruimer	Chief Financial Officer	March 28, 2011

/s/ Cees de Jong Cees de Jong	Chief Operating Officer	March 28, 2011

/s/ Jan Oosterveld Jan Oosterveld	Member of the Supervisory Board	March 28, 2011

/s/ Arnold Hoevenaars Arnold Hoevenaars	Member of the Supervisory Board	March 28, 2011

/s/ Sjaak Bot Sjaak Bot	Member of the Supervisory Board	March 25, 2011

/s/ Paul Korte Paul Korte	Member of the Supervisory Board	March 24, 2011

/s/ Dirk-Jan Zweers Dirk-Jan Zweers	Member of the Supervisory Board	March 25, 2011

/s/ Bart van Zijll Langhout Bart van Zijll Langhout	Member of the Supervisory Board	March 25, 2011

/s/ Jaak Peeters Jaak Peeters	Member of the Supervisory Board	March 24, 2011

/s/ Paul Stoffels Paul Stoffels	Member of the Supervisory Board	March 24, 2011

/s/ Johan van Hoof Johan van Hoof	Member of the Supervisory Board	March 24, 2011

/s/ Jane Griffiths Jane Griffiths	Member of the Supervisory Board	March 24, 2011

Signature of Authorized Representative of Crucell N.V.
     Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Crucell N.V., has signed this Post-Effective Amendment No. 1 to the Registration Statement in Newark, DE on March 28, 2011.

Signature	Title

/s/ Puglisi & Associates Puglisi & Associates	Authorized Representative in the United States

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